THIS PAPER DOCUMENT IS BEING SUBMITTED PURSUANT TO
RULE 901 9(d) OF REGULATION S-T


UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 6)


JD Edwards and Company
(Name of Issuer)

Common
(Title of Class of Securities)

281667105
(CUSIP Number)


(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[ ]
Rule 13d-1(b)
[X]
Rule 13d-1(c)
[ ]
Rule 13d-1(d)

----
CUSIP No. 281667105


1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Wachovia Corporation
56-0898180


2.
Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)


3.
SEC Use Only


4.
Citizenship or Place of Organization
North Carolina


Number of Shares Beneficially Owned by Each Reporting
Person With


5.
Sole Voting Power            0

6.
Shared Voting Power          7724470

7.
Sole Dispositive Power       0

8.
Shared Dispositive Power     7725070


9.
Aggregate Amount Beneficially Owned by Each Reporting Person
7725070


10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)
Not Applicable.


11.
Percent of Class Represented by Amount in Row (9)
6.77%

12.
Type of Reporting Person (See Instructions)
Parent Holding Company (HC)
-----

CUSIP No. 281667105


1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Everen Capital Corporation


2.
Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)


3.
SEC Use Only


4.
Citizenship or Place of Organization
Illinois


Number of Shares Beneficially Owned by Each Reporting
Person With


5.
Sole Voting Power            0

6.
Shared Voting Power          0

7.
Sole Dispositive Power       0

8.
Shared Dispositive Power     600


9.
Aggregate Amount Beneficially Owned by Each Reporting Person
600


10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)
Not Applicable.


11.
Percent of Class Represented by Amount in Row (9)
0.005%

12.
Type of Reporting Person (See Instructions)
BD
----
CUSIP No. 281667105


1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

First Union Securities, Inc


2.
Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)


3.
SEC Use Only


4.
Citizenship or Place of Organization
North Carolina


Number of Shares Beneficially Owned by Each Reporting
Person With


5.
Sole Voting Power            0

6.
Shared Voting Power          0

7.
Sole Dispositive Power       600

8.
Shared Dispositive Power     0


9.
Aggregate Amount Beneficially Owned by Each Reporting Person
600


10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)
Not Applicable.


11.
Percent of Class Represented by Amount in Row (9)
0.005%

12.
Type of Reporting Person (See Instructions)
IA

----

CUSIP No. 281667105


1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

First Union Investors, Inc

2.
Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)


3.
SEC Use Only


4.
Citizenship or Place of Organization
North Carolina


Number of Shares Beneficially Owned by Each Reporting
Person With


5.
Sole Voting Power            0

6.
Shared Voting Power          7724220

7.
Sole Dispositive Power       0

8.
Shared Dispositive Power     7724220


9.
Aggregate Amount Beneficially Owned by Each Reporting Person
7724220


10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)
Not Applicable.


11.
Percent of Class Represented by Amount in Row (9)
6.76%

12.
Type of Reporting Person (See Instructions)
OO
-----
CUSIP No. 281667105


1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

First Union Investment Banking Partners 2000, LLC


2.
Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)


3.
SEC Use Only


4.
Citizenship or Place of Organization
North Carolina


Number of Shares Beneficially Owned by Each Reporting
Person With


5.
Sole Voting Power            0

6.
Shared Voting Power          831946

7.
Sole Dispositive Power       0

8.
Shared Dispositive Power     831946


9.
Aggregate Amount Beneficially Owned by Each Reporting Person
831946


10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)
Not Applicable.


11.
Percent of Class Represented by Amount in Row (9)
0.73%

12.
Type of Reporting Person (See Instructions)
OO
---
CUSIP No. 281667105


1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

First Union Capital Partners, LLC

2.
Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)


3.
SEC Use Only


4.
Citizenship or Place of Organization
North Carolina


Number of Shares Beneficially Owned by Each Reporting
Person With


5.
Sole Voting Power            831946

6.
Shared Voting Power          0

7.
Sole Dispositive Power       831946

8.
Shared Dispositive Power     0


9.
Aggregate Amount Beneficially Owned by Each Reporting Person
831946


10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)
Not Applicable.


11.
Percent of Class Represented by Amount in Row (9)
0.73%

12.
Type of Reporting Person (See Instructions)
OO
-----
CUSIP No. 281667105


1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

First Union Investment Banking Partners 2001, LLC


2.
Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)


3.
SEC Use Only


4.
Citizenship or Place of Organization
North Carolina


Number of Shares Beneficially Owned by Each Reporting
Person With


5.
Sole Voting Power            0

6.
Shared Voting Power          6892274

7.
Sole Dispositive Power       0

8.
Shared Dispositive Power     6892274


9.
Aggregate Amount Beneficially Owned by Each Reporting Person
6892274


10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)
Not Applicable.


11.
Percent of Class Represented by Amount in Row (9)
6.03%

12.
Type of Reporting Person (See Instructions)
OO
-----
CUSIP No. 281667105


1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

First Union Capital Partners 2001, LLC


2.
Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)


3.
SEC Use Only


4.
Citizenship or Place of Organization
North Carolina


Number of Shares Beneficially Owned by Each Reporting
Person With


5.
Sole Voting Power            6892274

6.
Shared Voting Power          0

7.
Sole Dispositive Power       6892274

8.
Shared Dispositive Power     0


9.
Aggregate Amount Beneficially Owned by Each Reporting Person
6892274


10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)
Not Applicable.


11.
Percent of Class Represented by Amount in Row (9)
6.03%

12.
Type of Reporting Person (See Instructions)
OO
----
CUSIP No. 281667105


1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

First Union National Bank


2.
Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)


3.
SEC Use Only


4.
Citizenship or Place of Organization
North Carolina


Number of Shares Beneficially Owned by Each Reporting
Person With


5.
Sole Voting Power            250

6.
Shared Voting Power          0

7.
Sole Dispositive Power       150

8.
Shared Dispositive Power     100


9.
Aggregate Amount Beneficially Owned by Each Reporting Person
250


10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)
Not Applicable.


11.
Percent of Class Represented by Amount in Row (9)
0.005%

12.
Type of Reporting Person (See Instructions)
BK



----

Item 1.

(a)Name of Issuer
J D Edwards and Company


(b) Address of Issuer's Principal Executive Offices
One Technology Way
Denver, CO 80237





Item 2.

(a) Name of Person Filing
Wachovia Corporation
Everen Capital Corporation
First Union Securities, Inc.
First Union Investors, Inc
First Union Investment Banking Partners, LLC
First Union Capital Partners, LLC
First Union Investment Banking Partners 2001, LLC
First Union Capital Partners 2001, LLC
First Union National Bank


(b) Address of Principal Business Office or, if none, Residence
 One Wachovia Center
 Charlotte, North Carolina 28288-0137


(c) Citizenship
 North Carolina


(d) Title of Class of Securities
 Common Stock, Par Value $3.33 1/3 per share


(e) CUSIP Number
 929903102


Item 3.
If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or
c), check whether the person filing is a:

If this statement is filed pursuant to Rule 13d-1(c), check this box [X].


Item 4.
Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)
Amount beneficially owned: 7725070.

(b)
Percent of class: 6.77%.

(c)
Number of shares as to which the person has:

(i)
Sole power to vote or to direct the vote 7724470.


(ii)
Shared power to vote or to direct the vote 0.


(iii)
Sole power to dispose or to direct the disposition of 7724970.


(iv)
Shared power to dispose or to direct the disposition of 100.




Item 5.
Ownership of Five Percent or Less of a Class


If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].


Item 6.
Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable.

Item 7.
Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:


Item 8.
Identification and Classification of Members of the Group
Not Applicable.


Item 9.
Notice of Dissolution of Group
Not Applicable.

Item 10.
Certification

(a)
The following certification shall be included if the statement is filed pursuant to 240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/13/2002
Date

Wachovia Corporation
Everen Capital Corporation
First Union Securities, Inc.
First Union Investors, Inc
First Union Investment Banking Partners, LLC
First Union Capital Partners, LLC
First Union Investment Banking Partners 2001, LLC
First Union Capital Partners 2001, LLC
First Union National Bank



Signature

Karen F. Knudtsen, Vice President & Trust Officer
Name/Title



EXHIBIT A - JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(c). Each is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated:  February 14, 2002

Wachovia Corporation
Everen Capital Corporation
First Union Securities, Inc.
First Union Investors, Inc.
First Union Investment Banking Partners, LLC
First Union Capital Partners, LLC
First Union Investment Banking Partners 2001, LLC
First Union Capital Partners 2001, LLC
First Union National Bank


By: /s/ Karen F. Knudtsen

Karen F. Knudtsen
Vice President
Capital Management Group Compliance